Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-4 of our reports dated February 9, 2021, relating to the audited financial statements of Myx Fitness Holdings, LLC d/b/a Myx Fitness, LLC (the “Company”) as of and for the years ended December 31, 2019 and 2018 as well as the reviewed interim financial statements of the Company as of and for the nine-month periods ended September 30, 2020 and 2019, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

Red Bank, New Jersey

February 16, 2021